Exhibit 99(a)(5)(C)

CONTACT:
April 2, 2012	Kathleen Till Stange, Investor Relations Vice President
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group, Inc. Announces Final Results of

Modified Dutch Auction Tender Offer

Purchases 2,554,683 shares of Class A Common Stock at $35.00 per share in the tender offer; expects to close on previously-announced private repurchase of additional 638,671 shares of Class A Common Stock on April 11, 2012

WEST DES MOINES, Iowa – (BUSINESS WIRE) – FBL Financial Group, Inc. (NYSE: FFG) announced today the final results of its modified “Dutch auction” tender offer, which expired on March 27, 2012.

FBL Financial Group has accepted for purchase 2,554,683 shares of its Class A Common Stock (the “Shares”) at a price of $35.00 per Share for a total cost of $89,413,905, excluding fees and expenses relating to the tender offer.

The depositary will promptly pay for the Shares accepted for purchase pursuant to the terms of the tender offer.

On February 26, 2012, FBL Financial Group entered into a repurchase agreement with Iowa Farm Bureau Federation (“IFBF”), pursuant to which FBL Financial Group agreed to purchase up to an aggregate of 1,000,000 Shares from IFBF for a total purchase price of up to $35.0 million.  Assuming the conditions to the private repurchase are satisfied, FBL expects to purchase 638,671 Shares at a price of $35.00 per Share for a total cost of $22,353,485, excluding fees and expenses relating to the private repurchase.  The private repurchase is expected to occur on April 11, 2012, the eleventh business day following the expiration date of the tender offer.

The aggregate purchase price for the Shares repurchased in the tender offer and those repurchased from IFBF will total $111,767,390, and the aggregate number of Shares repurchased in the tender offer and those repurchased from IFBF will total 3,193,354, which is approximately 10.8% of the Shares outstanding prior to the completion of the tender offer and the private repurchase.  Upon completion of the tender offer and the private repurchase, FBL Financial Group will have approximately 26.5 million Shares outstanding.  FBL Financial Group funded the purchase of the Shares in the tender offer and the private repurchase using cash on hand.

The tender offer and the private repurchase are a part of FBL Financial Group’s $200 million stock repurchase authorization announced on October 7, 2011, and following such transactions, FBL Financial Group will have completed the repurchase of $125.5 million of Shares.  FBL Financial Group may in the future consider various forms of share repurchases, including open market purchases, tender offers and/or accelerated share repurchases or otherwise.  Under applicable securities laws, FBL Financial Group may not repurchase any Shares until after April 10, 2012.

Raymond James & Associates, Inc. served as the dealer manager for the tender offer.  Skadden, Arps, Slate, Meagher & Flom LLP provided legal counsel and Innisfree M&A Incorporated served as the information agent.  Shareholders and investors who have questions or need information about the tender offer may call Innisfree M&A Incorporated at (877) 717-3922 (toll-free) and (212) 750-5833 (for banks and brokers).

About FBL Financial Group, Inc.

FBL Financial Group is a holding company whose primary operating subsidiary is Farm Bureau Life Insurance Company.  FBL Financial Group underwrites, markets and distributes life insurance and annuities to individuals and small businesses.  In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee.  For more information, please visit www.fblfinancial.com.

Cautionary Note Regarding Forward-Looking Statements

This news release may include forward-looking statements that reflect our current views with respect to future events and financial performance.  Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may” and similar statements of a future or forward-looking nature identify forward-looking statements.  All forward-looking statements address matters that involve risks and uncertainties.  Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements.  These risks and uncertainties are detailed in FBL Financial Group’s reports filed with the Securities and Exchange Commission (the “SEC”) and include, but are not limited to, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, interest rate changes, competitive factors, the ability to attract and retain sales agents, and the ability to achieve the benefits contemplated by the tender offer and the private repurchase, as well as management’s response to any of the aforementioned factors.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the Risk Factors included in our most recent report on Form 10-K and other documents on file with the SEC.  These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct.